Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PROLIANCE INTERNATIONAL, INC.
     Proliance International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
     1. The name of the Corporation is Proliance International, Inc.
     2. The Corporation was originally incorporated pursuant to the General Corporation Law on July 28, 1995.
     3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Article Fourth thereof and inserting in lieu thereof the following:
     “FOURTH. The total number of shares of stock which the corporation shall have the authority to issue is 127,500,000, of which 2,500,000 shares shall be Preferred Stock, par value $.01 per share, and 125,000,000 shares shall be Common Stock, par value $.01 per share.”
     4. The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the Corporation’s Board of Directors and the stockholders of the Corporation in accordance with the provisions of the Corporation’s Certificate of Incorporation and the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, for the purpose of amending the Amended and Restated Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 7th day of May, 2009.

/s/ Charles E. Johnson
Name:	Charles E. Johnson
Title:	President and Chief Executive Officer